Exhibit 10.1

AMENDMENT OF EMPLOYMENT AGREEMENT

This Amendment of Employment Agreement is entered into as of August 19, 2024, by and between Joseph M. Zubretsky (the “Executive”) and Molina Healthcare, Inc. (the “Employer”).

WHEREAS, the parties entered into that certain Amended and Restated Employment Agreement dated as of September 8, 2021, as amended on February 16, 2022 (the “Agreement”); and

WHEREAS, the parties desire to further amend the Agreement in order to incentivize the Executive to remain in his current position through a date that is no earlier than December 31, 2027.

NOW THEREFORE, the parties hereto agree as follows:

1.

It is the intention of the Board of Directors (the “Board”) of the Employer to incentivize the Executive to remain in his position through at least December 31, 2027. In furtherance of this intent, prior to September 15, 2024, the Employer agrees to grant the Executive a special one-time stock award that is subject to the achievement of certain long-term financial targets to be established prior to the date of grant, continued employment, and other terms and conditions as approved by the Board and as specified in the applicable award agreement (the “Retention Grant”). Notwithstanding anything to the contrary contained in the Agreement, the terms of the award agreement shall govern and for such purposes control with respect to the Retention Grant and supersede the terms and conditions set forth in Paragraphs 5C(2) and 7 of the Agreement.

2.	The Agreement, as amended hereby, is otherwise affirmed, ratified, and continued in all respects.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MOLINA HEALTHCARE, INC. /s/ Dale B. Wolf By: Dale B. Wolf Title: Chairman of the Board of Directors and Chairman of the Compensation Committee	EXECUTIVE /s/ Joseph M. Zubretsky Joseph M. Zubretsky President and Chief Executive Officer